Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	27271-01 / D/ljm/835937.1

March 21, 2006

Bulldog Technologies Inc.

Riverside Place

Suite 301 – 11120 Horseshoe Way

Richmond, BC V7A 5H7

Dear Sirs:

Re: Common Stock of Bulldog Technologies Inc. Registered on Form SB-2 filed March 21, 2006

                              We have acted as counsel to Bulldog Technologies Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on March 21, 2006, of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 15,815,082 shares of the Company's common stock for resale by certain selling shareholders named in the Registration Statement. As further described in the Registration Statement, the Company is registering for resale:

- up to 4,480,000 shares of our common stock (the “Shares”) which may be issued upon the conversion of, as principal repayments on or as interest payments on certain convertible notes (the “Convertible Notes”) issued in a private placement on February 24, 2006; and

- up to 4,961,322 shares of our common stock (the “Warrant Shares”) which may be issued upon the exercise of certain share purchase warrants (the “Warrants”) issued in connection with the private placement on February 24, 2006.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(a)

the Shares, if and when issued and delivered upon conversion of, as principal repayments on or as interest payments on the Convertible Notes in accordance with the terms of the Convertible Notes, will be duly and validly authorized and issued, fully paid and non-assessable; and

(b)

the Warrant Shares, if and when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be duly and validly authorized and issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

VZH/ljm